Investor Relations/Media Contact: Brad Cohen bcohen@icrinc.com 212-217-6393

CAPLEASE ANNOUNCES ADDITIONAL DEBT REPURCHASE AND SALE OF SELECTED ASSETS

NEW YORK—(BUSINESS WIRE)—April 24, 2009—CapLease, Inc. (NYSE: LSE) today announced the repurchase of $10.3 million of its convertible senior notes and the sale of two assets for net proceeds of $42.3 million.

Paul McDowell, Chairman and Chief Executive Officer stated, “We are very pleased to have completed these transactions.  The repurchase of our convertible senior notes reflects solid execution on our previously stated 2009 strategy of continuing to retire our own debt at significant discounts to face.  The asset sales were utilized largely to reduce our term credit facility borrowings and provide us with flexibility to continue to utilize the excess cash flow from our portfolio for accretive debt repurchases and other debt reduction measures.  Our focus on continuing to reduce our outstanding debt will enable us to take advantage of attractive investment opportunities as the market begins to recover.”

Convert Repurchase

The Company announced that it has repurchased $10.3 million of its $75 million 7.50% Convertible Senior Notes which are subject to a note holder put right in 2012, for approximately $5.4 million in cash, plus accrued interest on the notes.  CapLease’s purchase price represents a discount of 48% to the face amount of the notes and a yield to maturity of about 30%.  CapLease funded the repurchase with cash on hand.  The Company expects to recognize a gain on extinguishment associated with the notes repurchased of $3.9 million in the second quarter of 2009.  The gain reflects the new accounting guidance for the notes that became effective in 2009.  Total gain on debt extinguishment to date in 2009 is approximately $6.7 million, inclusive of the gain from convert repurchases the Company closed in January.

Together with the repurchases completed in December 2008 and January 2009, the Company has now retired just over $19 million, or 25%, of its convertible senior notes for an aggregate cash purchase price of approximately $8.6 million, with approximately $56 million still outstanding.

Sale of Assets

The Company also announced the sale of two assets for net proceeds of approximately $42.3 million, including one owned property and one mortgage loan.  The Company sold the OSHA technological laboratory facility in Sandy, Utah leased to the United States Government for a purchase price of approximately $21 million.  The purchase price equates to a capitalization rate of 7.4%.  The Company expects to record a loss related to the sale of the property during the first quarter of 2009 of approximately $2.9 million, primarily resulting from the write-off of accrued rental income associated with the straight-line rent adjustment required under GAAP.

The Company also sold the majority of a long-term mortgage loan on a property in Framingham, Massachusetts backed by a Lowe’s Companies Inc. lease for net proceeds of approximately $21.3 million.  The Company retained a residual interest in the loan and, after adjusting its basis for the investment retained, expects to record a loss related to the sale during the first quarter of 2009 of approximately $4.4 million.  The purchase price of the sold loan equates to an effective yield of 7.385%.

The sale of the above assets allowed the Company to voluntarily repay about $24.5 million of indebtedness on its term credit facility and generated an additional $3.4 million of cash proceeds to the Company.

With the repayments announced today, the Company has reduced the borrowings under its term credit facility to about $160 million from $189 million at December 31 and expects to further reduce its borrowings on the term loan to $135 million by April 2010 largely through natural principal amortization on the assets financed and the transfer of a loan to our CDO.

The aggregate impact of the transactions announced today along with the convert repurchases completed in January is expected to be a net charge in 2009 of $0.01 per share.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.